Exhibit 16

                       [DELOITTE & TOUCHE LLP LETTERHEAD]


October 7, 2002


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4 of Universal Insurance Holdings, Inc.'s Form 8-K dated October 7, 2002, and have the following comments:

1. We agree with the statements made in the first sentence of paragraph one and in paragraphs two through five.

2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph.

Yours truly,

/s/ Deloitte & Touche LLP